Exhibit 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT EXCEEDS GUIDANCE FOR FOURTH QUARTER OF FISCAL 2009
Imaging and Audio Businesses Deliver Sequential Growth of 18 Percent, Account for 58 Percent of Total Revenues
     NEWPORT BEACH, Calif., Oct. 29, 2009 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced that financial results for the fourth quarter of fiscal 2009 exceeded the guidance provided at the beginning of the quarter. The company also said that its imaging and audio businesses grew 18 percent on a sequential basis and accounted for 58 percent of total revenues.
Fourth Fiscal Quarter Financial Results
     Conexant presents financial results based on Generally Accepted Accounting Principles (GAAP) as well as select non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude certain non-cash and other non-core items as fully described in the GAAP to non-GAAP reconciliation in the accompanying financial data.
     On August 24, 2009 Conexant announced the completion of the sale of its Broadband Access product lines to Ikanos Communications, Inc. for $54 million. The financial results of the Broadband Access business unit have been classified as discontinued operations in Conexant’s fourth fiscal quarter financial statements.
     Conexant’s core net revenues for the fourth quarter of fiscal 2009 were $56.2 million. Core gross margins were 60.2 percent of revenues. Core operating expenses were $25 million, and core net income was $3.5 million, or $0.07 per share.
     On a GAAP basis, net revenues for the fourth quarter of fiscal 2009 were $56.2 million. GAAP gross margins were 60.4 percent of revenues. GAAP operating expenses of $37 million included restructuring charges of $5.6 million associated with unutilized leases and a previously announced reduction in force, and asset impairments of $5.6 million. GAAP loss from continuing operations was $7.7 million. GAAP loss from discontinued operations was $5.5 million, offset by a gain of $36.7 million on the sale of the Broadband Access business. GAAP net income was $23.5 million, or $0.47 per diluted share.
     The company ended the quarter with $125.4 million in cash and cash equivalents, compared to $123.4 million in the previous quarter. Fourth fiscal quarter cash and cash equivalents included the initial proceeds of $18.4 million from a public offering of common stock that raised a total amount of $21.2 million. During the quarter, the company retired an aggregate amount of $80 million of its senior secured notes due in November 2010.
Financial-performance and Business Perspective
     “For the fourth fiscal quarter, the Conexant team again delivered performance that exceeded our expectations on all financial metrics,” said Scott Mercer, Conexant’s chairman and chief executive officer. “Fourth quarter revenues of $56.2 million were better than the $54 million we anticipated entering the quarter and increased 10 percent from third quarter revenues of $50.8 million. Fourth quarter core gross margin of 60.2 percent was 40 basis points higher than core gross margin of 59.8 percent in the previous quarter. Core operating expenses of $25 million were lower than the approximately $27 million we anticipated and compared to $26.8 million in the third quarter. Core operating income of $8.8 million was above the $6 million we expected and compared to $3.6 million in the prior quarter. Core net income was $3.5 million, or $0.07 per share, rather than the $0.01 to $0.02 per share we anticipated entering the quarter.
     “In our imaging and audio businesses, where we have focused our product-development and acquisitions efforts, we delivered fourth quarter sequential growth of 18 percent,” Mercer said. “Together, these two businesses accounted for 58 percent of our total revenues.
     “The recent sale of our Broadband Access business represented the completion of our restructuring strategy, which included the termination of new investments in wireless networking, the divestiture of our Broadband Media Processing business, and the strengthening of our product portfolio with targeted acquisitions,” Mercer said. “Conexant today is a company transformed. We are now a smaller, more profitable enterprise focused on delivering operational excellence and innovative solutions for imaging, audio, embedded-modem, and video applications. In each of these areas, we have established leadership positions.
     “With a proven team, an outstanding IP portfolio, and a customer list that includes worldwide industry leaders, we plan to grow by capturing market share with existing designs and delivering new products for the areas we currently serve. In addition, we plan to apply our core capabilities in analog and mixed-signal design and firmware and software development to capitalize on new opportunities in adjacent markets.”
First Fiscal Quarter Business Outlook
     Conexant expects revenues for the first quarter of fiscal 2010 to be approximately $60 million. Core gross margins for the first quarter are expected to be about 60 percent of revenues. The company anticipates that core operating expenses will be approximately $25 million, which includes reinstatement of performance-based employee incentive plans. As a result, the company expects that first quarter core operating income will be approximately $11 million, with core net income of approximately $0.11 per share based on approximately 60 million shares outstanding.
Conference Call Today
     Financial analysts, members of the media, and the public are invited to participate in a conference call that will take place today at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). Conexant senior management will discuss fourth quarter fiscal 2009 financial results and the company’s outlook. To listen to the conference call via telephone, dial 866-650-4882 (in the U.S. and Canada) or 706-679-7338 (from other international locations); participant pass code: Conexant; Conference ID number: 35114866.
     To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at www.conexant.com/ir. Playback of the conference call will be available shortly after the call concludes and will be accessible on Conexant’s Web site at www.conexant.com/ir or by calling 800-642-1687 (in the U.S. and Canada) or 706-645-9291 (from other international locations); Conference ID number: 35114866.
About Conexant
     Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded-modem, and video applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif. For more information, visit www.conexant.com
Safe Harbor Statement
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

     These risks and uncertainties include, but are not limited to: the availability of manufacturing capacity; changes in our product mix; pricing pressures and other competitive factors; our ability to timely develop and implement new technologies and to obtain protection for the related intellectual property; the cyclical nature of the semiconductor industry, which is subject to significant downturns that may negatively impact our business, financial condition, cash flow, and results of operations; the cyclical nature of the markets addressed by our products and our customers’ products; volatility in the technology sector and the semiconductor industry; the risk that capital needed for our business and to repay our indebtedness will not be available when needed; our successful development of new products; the timing of our new product introductions and our product quality; demand for and market acceptance of our new and existing products; our ability to anticipate trends and develop products for which there will be market demand; product obsolescence; the ability of our customers to manage inventory; our ability to identify and execute acquisitions, divestitures, mergers or restructurings, as deemed appropriate by management; the financial risks of default by tenants and subtenants in the space we own or lease; the risk that the value of our common stock may be adversely affected by market volatility or failure to meet all applicable listing requirements of the NASDAQ Global Market; the substantial losses we have incurred; the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company; general economic and political conditions and conditions in the markets we address; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.

CONEXANT SYSTEMS, INC.
GAAP Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended			Twelve Fiscal Months Ended
	October 2,	July 3,	October 3,	October 2,	October 3,
	2009	2009	2008	2009	2008
Net revenues (Note 1)	$56,155	$50,844	$81,115	$208,427	$331,504
Cost of goods sold	22,265	20,533	34,161	86,674	137,251

Gross margin	33,890	30,311	46,954	121,753	194,253

Operating expenses:
Research and development	12,568	12,450	15,072	51,351	58,439
Selling, general and administrative	13,001	14,813	19,172	62,740	77,905
Amortization of intangible assets	429	690	1,383	2,976	3,652
Gain on sale of intellectual property	—	—	—	(12,858)	—
Asset impairments	5,629	43	23	5,672	277
Special charges (Note 2)	5,373	1,017	3,026	18,983	18,682

Total operating expenses	37,000	29,013	38,676	128,864	158,955

Operating (loss) income	(3,110)	1,298	8,278	(7,111)	35,298
Interest expense	5,514	5,035	5,982	21,148	27,804
Other (income) expense, net	(1,570)	(3,567)	2,457	(5,025)	9,223

Loss from continuing operations before income taxes and (loss) gain on equity method investments	(7,054)	(170)	(161)	(23,234)	(1,729)
Provision for income taxes	52	176	488	871	849

Loss from continuing operations before (loss) gain on equity method investments	(7,106)	(346)	(649)	(24,105)	(2,578)
(Loss) gain on equity method investments	(641)	(485)	(808)	(2,807)	2,804

(Loss) income from continuing operations	(7,747)	(831)	(1,457)	(26,912)	226
Gain on sale of discontinued operations, net of tax	36,653	—	6,268	36,653	6,268
(Loss) income from discontinued operations, net of tax	(5,450)	3,557	(3,894)	(15,004)	(306,670)

Net income (loss)	$23,456	$2,726	$917	$(5,263)	$(300,176)

(Loss) income per share from continuing operations — basic and diluted	$(0.15)	$(0.02)	$(0.03)	$(0.54)	$0.00

Gain per share on sale of discontinued operations — basic and diluted	$0.73	$0.00	$0.13	$0.73	$0.13

(Loss) income per share from discontinued operations — basic	$(0.11)	$0.07	$(0.08)	$(0.30)	$(6.21)

(Loss) income per share from discontinued operations — diluted	$(0.11)	$0.07	$(0.08)	$(0.30)	$(6.18)

Net income (loss) per share — basic	$0.47	$0.05	$0.02	$(0.11)	$(6.08)

Net income (loss) per share — diluted	$0.47	$0.05	$0.02	$(0.11)	$(6.05)

Shares used in computing basic per-share computations	50,146	49,867	49,565	49,856	49,394

Shares used in computing diluted per-share computations	50,146	49,867	49,565	49,856	49,653

Note 1 —	Net revenues for the twelve fiscal months ended October 3, 2008 includes $14.7 million for the buyout of a future royalty stream.

Note 2 —	Special charges consist primarily of restructuring charges. Special charges in the twelve fiscal months ended October 2, 2009 also include a $3.5 million charge related to a legal settlement. Special charges in the twelve fiscal months ended October 3, 2008 include a $6.3 million charge related to the termination of our voluntary early retirement plan.

CONEXANT SYSTEMS, INC.
Reconciliation of GAAP Financial Measures to Non-GAAP Core Financial Measures
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended			Twelve Fiscal Months Ended
	October 2,	July 3,	October 3,	October 2,	October 3,
	2009	2009	2008	2009	2008
GAAP net revenues	$56,155	$50,844	$81,115	$208,427	$331,504
Royalty buyout (n)	—	—	—	—	(14,700)

Non-GAAP Core net revenues less impact of royalty buyout	$56,155	$50,844	$81,115	$208,427	$316,804

GAAP cost of goods sold	$22,265	$20,533	$34,161	$86,674	$137,251
Stock-based compensation (a)	(51)	(77)	(60)	(247)	(370)
Other (f)	145	—	(459)	(466)	349

Non-GAAP Core cost of goods sold	$22,359	$20,456	$33,642	$85,961	$137,230

GAAP gross margin	$33,890	$30,311	$46,954	$121,753	$194,253
Gross margin adjustments (a,f)	(94)	77	519	713	21

Non-GAAP Core gross margin	33,796	30,388	47,473	122,466	194,274
Royalty buyout (n)	—	—	—	—	(14,700)

Non-GAAP Core gross margin less impact of royalty buyout	$33,796	$30,388	$47,473	$122,466	$179,574

GAAP operating expenses	$37,000	$29,013	$38,676	$128,864	$158,955
Stock-based compensation (a)	(449)	(440)	(2,032)	(4,605)	(11,910)
Amortization of intangible assets (b)	(429)	(690)	(1,383)	(2,976)	(3,652)
Gain on sale of intellectual property (c)	—	—	—	12,858	—
Asset impairments (d)	(5,629)	(43)	(23)	(5,672)	(277)
Special charges (e)	(5,466)	(1,033)	(2,426)	(18,591)	(17,895)
Other (f)	—	—	(800)	—	(800)

Non-GAAP Core operating expenses	$25,027	$26,807	$32,012	$109,878	$124,421

GAAP operating (loss) income	$(3,110)	$1,298	$8,278	$(7,111)	$35,298
Gross margin adjustments (a,f)	(94)	77	519	713	21
Operating expense adjustments (a-f)	11,973	2,206	6,664	18,986	34,534

Non-GAAP Core operating income	8,769	3,581	15,461	12,588	69,853
Royalty buyout (n)	—	—	—	—	(14,700)

Non-GAAP Core operating income less impact of royalty buyout	$8,769	$3,581	$15,461	$12,588	$55,153

GAAP other (income) expense, net	$(1,570)	$(3,567)	$2,457	$(5,025)	$9,223
Unrealized gain (loss) on Mindspeed warrant (g)	2,746	1,166	(2,312)	4,508	(14,974)
Gain on sale of equity securities (h)	—	1,802	21	1,855	896
Loss on impairment of investments (i)	—	—	—	(2,770)	—
Loss on impairment of facility (j)	—	—	(1,435)	—	(1,435)
Loss on termination of swap (k)	(1,087)	—	—	(1,087)	—

Non-GAAP Core other expense (income)	$89	$(599)	$(1,269)	$(2,519)	$(6,290)

GAAP (loss) income from continuing operations	$(7,747)	$(831)	$(1,457)	$(26,912)	$226
Gross margin adjustments (a,f)	(94)	77	519	713	21
Operating expense adjustments (a-f)	11,973	2,206	6,664	18,986	34,534
Loss (gain) on equity method investments (l)	641	485	808	2,807	(2,804)
Other (income) expense adjustments (g-k)	(1,659)	(2,968)	3,726	(2,506)	15,513
Interest expense adjustments (m)	380	—	—	380	1,344

Non-GAAP Core income (loss) from continuing operations	3,494	(1,031)	10,260	(6,532)	48,834
Royalty buyout (n)	—	—	—	—	(14,700)

Non-GAAP Core income (loss) from continuing operations less impact of royalty buyout	$3,494	$(1,031)	$10,260	$(6,532)	$34,134

Basic and Diluted (loss) income per share from continuing operations:
GAAP Basic and Diluted	$(0.15)	$(0.02)	$(0.03)	$(0.54)	$0.00

Non-GAAP Basic	$0.07	$(0.02)	$0.21	$(0.13)	$0.99

Non-GAAP Diluted	$0.07	$(0.02)	$0.21	$(0.13)	$0.98

Royalty buyout (n)	$0.00	$0.00	$0.00	$0.00	$(0.30)

Non-GAAP Basic less impact of royalty buyout	$0.07	$(0.02)	$0.21	$(0.13)	$0.69

Non-GAAP Diluted less impact of royalty buyout	$0.07	$(0.02)	$0.21	$(0.13)	$0.68

Shares used in basic and diluted per-share computations:
Basic	50,146	49,867	49,565	49,856	49,394

Diluted	50,146	49,867	49,565	49,856	49,653

See “GAAP to Non-GAAP Core Adjustments” below

GAAP to Non-GAAP Core Adjustments:

(a)	Stock-based compensation expense is based on the fair value of all stock options and employee stock purchase plan shares in accordance with SFAS No. 123(R).

(b)	Amortization of intangible assets resulting from business combinations.

(c)	Gain on sale of intellectual property which is not part of our core, on-going operations.

(d)	Asset impairments in the fiscal quarter and twelve fiscal months ended October 2, 2009 consist primarily of $5.0 million for impairment of a patent license with Freescale.

(e)	Special charges consist primarily of restructuring charges. Special charges in the twelve fiscal months ended October 2, 2009 also include a $3.5 million charge related to a legal settlement. Special charges in the twelve fiscal months ended October 3, 2008 include a $6.3 million charge related to the termination of our voluntary early retirement plan.

(f)	The fiscal quarter and twelve fiscal months ended October 2, 2009 and October 3, 2008 include the impact of environmental remediation charges and a charge to inventory acquired through the purchase of the “SigmaTel” multifunction printer imaging product lines. The fiscal quarter and twelve fiscal months ended October 3, 2008 includes purchase accounting expense of in-process research and development acquired through the purchase of the “SigmaTel” multifunction printer imaging product lines.

(g)	Unrealized gain and loss associated with the change in the fair value of our warrant to purchase 6 million shares of Mindspeed Technologies, Inc. common stock, which is accounted for as a derivative instrument.

(h)	Gain on sale of equity securities and on the liquidation of companies in which we held equity securities.

(i)	Losses from other than temporary impairment of marketable securities and cost based investments.

(j)	Loss incurred on a non-cancelable lease obligation related to a facility.

(k)	Loss incurred upon termination of our interest rate swap in connection with repurchase of $80.0 million of floating rate senior notes.

(l)	Loss (gain) on equity method investments.

(m)	Other interest expense which is not part of our on-going operations. For the fiscal quarter and twelve fiscal months ended October 2, 2009, the adjustment relates to the accelerated amortization of debt issuance costs related to the repurchase of $80.0 million of floating rate senior notes. For the twelve fiscal months ended October 3, 2008, the adjustment relates to the accelerated amortization of debt issuance costs related to the repurchase of $53.6 million of floating rate senior notes.

(n)	The twelve fiscal months ended October 3, 2008 includes $14.7 million of non-recurring revenue that resulted from the buyout of a future royalty stream.
Non-GAAP Financial Measures:
We have presented non-GAAP net revenues, non-GAAP cost of goods sold, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP other expense (income), non-GAAP income (loss) from continuing operations, and non-GAAP basic and diluted income (loss) per share from continuing operations, on a basis consistent with our historical presentation to assist investors in understanding our core results of operations on an on-going basis. These non-GAAP financial measures also enhance comparisons of our core results of operations with historical periods. We are providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow our company. Management believes that these are important measures in the evaluation of our results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by us may be different than non-GAAP financial measures presented by other companies.
GAAP Guidance:
We do not present GAAP guidance due to our inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investments accounted for using the equity method of accounting.

CONEXANT SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	October 2,	October 3,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$125,385	$105,883
Restricted cash	8,500	26,800
Receivables, net	30,110	48,997
Inventories, net	9,216	19,372
Other current assets	26,148	37,938
Current assets held for sale	—	29,730

Total current assets	199,359	268,720
Property, plant and equipment, net	15,299	17,410
Goodwill	109,908	110,412
Other assets	26,284	49,861

Total assets	$350,850	$446,403

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt	$—	$17,707
Short-term debt	28,653	40,117
Accounts payable	24,553	34,894
Accrued compensation and benefits	8,728	13,201
Other current liabilities	33,978	43,189
Current liabilities to be assumed	—	3,995

Total current liabilities	95,912	153,103

Long-term debt	311,400	373,693
Other liabilities	62,089	56,341

Total liabilities	469,401	583,137

Shareholders’ deficit	(118,551)	(136,734)

Total liabilities and shareholders’ deficit	$350,850	$446,403

Selected Other Data
(unaudited, in thousands)

	Fiscal Quarter Ended			Twelve Fiscal Months Ended
	October 2,	July 3,	October 3,	October 2,	October 3,
	2009	2009	2008	2009	2008
Revenues By Region:
Americas	$2,011	$1,251	$4,788	$9,084	$18,900
Asia-Pacific	53,693	48,989	75,190	196,536	305,835
Europe, Middle East and Africa	451	604	1,137	2,807	6,769

	$56,155	$50,844	$81,115	$208,427	$331,504

Cash Flow Data:
Depreciation of PP&E	$1,603	$1,936	$2,532	$8,198	$19,311
Capital expenditures	$168	$208	$1,718	$723	$5,958
Cash provided by (used in) operations	$7,534	$4,773	$(3,813)	$8,216	$(18,350)